EXHIBIT 99.1

Stock Yards Bancorp Declares Quarterly Cash Dividend of $0.27 Per Common Share; Extends Stock Repurchase Plan

LOUISVILLE, Ky., May 18, 2021 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has declared a quarterly cash dividend of $0.27 per common share. The dividend, which has been maintained at the prior quarter amount, will be paid on July 1, 2021, to stockholders of record as of June 21, 2021.

Additionally, the Company announced that its Board of Directors extended the Company’s stock repurchase plan’s expiration date to May 2023. First implemented in May 2019, the stock repurchase plan authorized the repurchase of one million shares. To date, the Company has repurchased approximately 259,000 shares at an average cost of $35.41 per share. Stock repurchases are expected to be made from time to time on the open market or in privately negotiated transactions, subject to applicable securities law. The plan, which will expire in two years unless otherwise further extended or completed at an earlier date, does not obligate the Company to repurchase any specific dollar amount or number of shares prior to the plan’s expiration. The Company cannot assure the exact number of shares to be repurchased prior to the expiration date of the plan.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $4.8 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.” For more information about Stock Yards Bancorp, visit the Company’s website at www.syb.com.

Contact:	T. Clay Stinnett
Executive Vice President, Treasurer
and Chief Financial Officer
(502) 625-0890